Exhibit 99.1

Bruker BioSciences Non-Affiliated Shareholders Overwhelmingly Approve Acquisition of Bruker BioSpin Group

BILLERICA, Mass., February 25, 2008 (BUSINESS WIRE)— After the Company’s Special Stockholders Meeting held this morning in Boston, Bruker BioSciences Corporation (NASDAQ: BRKR) announces that its stockholders have approved the acquisition of the companies comprising the Bruker BioSpin Group.

At today’s Special Meeting all proposals were approved with overwhelming majorities by the Bruker BioSciences stockholders. In particular, the three proposals for the acquisition of the Bruker BioSpin Group companies were each approved by a majority of greater than 99% of the BRKR shareholders not affiliated with the controlling shareholders of BRKR and who voted at the meeting.

In addition to approving the acquisition of the Bruker BioSpin Group, stockholders approved amendments to the Company’s certificate of incorporation to, among other things, change the name of the Company to ‘Bruker Corporation’.  Moreover, Dr. Tony W. Keller and Dirk D. Laukien, Ph.D. were elected to serve as directors of Bruker Corporation.

Frank Laukien, President and CEO of Bruker BioSciences, stated:  “We are very pleased to receive this clear vote and mandate from our non-affiliated shareholders to move forward with the acquisition of the Bruker BioSpin Group, which is now expected to close in February. The Bruker BioSpin Group is very complementary to Bruker BioSciences and the transaction should allow us to expand our combined market reach, leverage the Bruker brand, and enhance our ability to grow our profitability and cash flows.”

CAUTIONARY STATEMENT OF BRUKER BIOSCIENCES

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, intellectual property rights, litigation, and exposure to foreign currency fluctuations. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2006, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel:+1 (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com